EXHIBIT 11.0

                   KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                      COMPUTATION OF EARNINGS PER COMMON SHARE

                                        Three months ended  Nine months ended
                                           September 30,      September 30,
                                        ------------------  -----------------
                                         1994        1993    1994       1993
                                        ------      ------  ------     ------
                                           ($ in thousands, except per share
                                                       amounts)
Net earnings                            $ 3,606      5,046   9,696     15,391
                                         ======     ======  ======     ======

Shares:

Weighted average number of common
  shares outstanding                     28,439     28,332  28,419     25,442

Common equivalent shares for dilutive
  effect of assumed exercise of stock
  options                                   290        281     322        244
                                         ------     ------  ------     ------
                                         28,729     28,613  28,741     25,686
                                         ======     ======  ======     ======

Earnings per share of common stock      $   .13        .18     .34        .60
                                         ======     ======  ======     ======


                                 28,729     28,613  28,741     25,686
